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                    [LETTERHEAD OF CAHILL GORDON & REINDEL]


                                               March 23, 1999



                Re:     The Fairchild Corporation Registration
                        Statement on Form S-4 (No. 333-47907)
                        --------------------------------------

Dear Ladies and Gentlemen:

        As counsel for The Fairchild Corporation (the "Company"), we are representing the Company in connection with the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on January 15, 1999, as amended, relating to the issuance of 3,854,952 shares of the Company's Class A Common Stock, par value $.10 per share (the "Common Stock").

        We advise you that in our opinion the Common Stock to be issued by the Company, when issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories or persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

        We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdictions other than Delaware corporate law and the federal laws of the United States of America.


                                Very truly yours,


                                /s/ Cahill Gordon & Reindel